Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of EPR Properties of our report dated March 28, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the revisions and except for the change in the manner in which the company accounts for debt issuance costs which are both described in Note 2 as to which the date is December 14, 2016, relating to the financial statements and financial statement schedules of CNL Lifestyle Properties, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida

December 14, 2016